 Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Six Months Ended June 30, 2026

NEWS PROVIDED BY
Bogota Financial Corp.

Teaneck, New Jersey, July 30, 2026 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2026 of $748,000, or $0.06 per basic and diluted share, compared to a net income of $224,000, or $0.02 per basic and diluted share, for the comparable prior year period. The Company reported net income for the six months ended June 30, 2026 of $1.5 million, or $0.12 per basic and diluted share, compared to a net income of $955,000, or $0.08 per basic and diluted share, for the comparable prior year period.

As of June 30, 2026, 230,544 shares of the Company’s common stock have been repurchased pursuant to the Company’s current stock repurchase program at a cost of $2.0 million. Pursuant to the current repurchase program, the Company was authorized to repurchase up to 237,590 shares of its common stock, or approximately 5% of its outstanding common stock (excluding shares held by Bogota Financial, MHC). The repurchase program does not have a scheduled expiration date and the Board of Directors has the right to suspend or discontinue the program at any time.

Other Financial Highlights:

●	Total assets decreased $30.0 million, or 3.3%, to $875.0 million at June 30, 2026 from $904.9 million at December 31, 2025, due to a decrease in cash and cash equivalents, securities and loans.
●
Cash and cash equivalents decreased $5.7 million, or 16.0%, to $29.9 million at June 30, 2026 from $35.6 million at December 31, 2025 as excess funds from increased borrowings, security maturities and loan payments were used to offset deposit outflows.

●
Securities decreased $17.7 million, or 11.2%, to $140.4 million at June 30, 2026 from $158.1 million at December 31, 2025 due to principal repayments of mortgage-backed securities and maturities of corporate bonds.

●
Net loans decreased $10.3 million, or 1.6%, to $637.3 million at June 30, 2026 from $647.6 million at December 31, 2025, primarily due to decreases in residential mortgages, commercial and construction loans, offset by an increase in multi-family real estate loans.

●
Total deposits at June 30, 2026 were $574.2 million, decreasing $78.2 million, or 12.0%, compared to $652.4 million at December 31, 2025, due to a $91.4 million decrease in certificates of deposit of which $10.8 million represented a decrease in brokered deposits. The decrease was offset by a $10.9 million increase in savings accounts and a $2.3 million increase in non-interest-bearing accounts. The average rate on deposits decreased 34 basis points to 3.10% for the first two quarters of 2026 from 3.50% from comparable period a year ago, which was due to lower interest rates and average balances of certificates of deposit.

●
Federal Home Loan Bank (the "FHLB") advances increased $47.7 million, or 51.1% to $141.0 million at June 30, 2026 from $93.3 million as of December 31, 2025.  The increase in borrowings was largely attributable to the outflow of deposits during the six months ended June 30, 2026.

Kevin Pace, President and Chief Executive Officer, said “We were pleased to announce our entry into an agreement to acquire GSL Bank this quarter.  This transaction will allow us to expand and acquire a customer base from another longstanding New Jersey institution. We anticipate the ability to grow those relationships by providing greater products and services. We are hopeful that our increased lending capacity will attract those customers and meet the demand not presently met.  We also have planned improvements in technology to not only remain competitive, but attractive.  We are focused on prudent lending that diversifies our portfolio while maintaining solid credit quality.”

“Year over year results have shown improvements in both net income and EPS.  Balance sheet management to minimize the exposure to the rate environment remains a strategic goal.  We look to continue delivering shareholder value through our current stock buyback and core growth."

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended June 30, 2026 and June 30, 2025

Net income increased $523,000 to $748,000 for the three months ended June 30, 2026 compared to net income of $224,000 for the three months ended June 30, 2025. This increase was primarily due to an increase of $329,000 in non-interest income, a $145,000 increase in net interest income and a $201,000 decrease in non-interest expenses partially offset by a $152,000 increase in income taxes.

Interest income decreased $916,000, or 8.7%, to $9.6 million for the three months ended June 30, 2026 compared to $10.5 million for the three months ended June 30, 2025.

Interest income on cash and cash equivalents increased $1,000, or 0.9%, to $107,000 for the three months ended June 30, 2026 from $106,000 for the three months ended June 30, 2025 due to a seven basis point increase in the average yield from 4.26% for the three months ended June 30, 2025 to 4.33% for the three months ended June 30, 2026 resulting from a higher short-term interest rate environment. This was offset by a $114,000 decrease in the average balance to $9.9 million for the three months ended June 30, 2026 from $10.0 million for the three months ended June 30, 2025

Interest income on loans decreased $770,000, or 9.3%, to $7.5 million for the three months ended June 30, 2026 compared to $8.3 million for the three months ended June 30, 2025 due primarily to a $57.5 million decrease in the average balance to $640.3 million for the three months ended  June 30, 2026  from $697.8 million for the three months ended  June 30, 2025 and a six basis point decrease in the average yield from 4.77% for the three months ended June 30, 2025 to 4.71% for the three months ended  June 30, 2026.

Interest income on securities decreased $87,000, or 4.5%, to $1.9 million for the three months ended June 30, 2026, primarily due to a 24-basis point decrease in the average yield from 5.52% for the three months ended June 30, 2025, to 5.28% for the three months ended June 30, 2026.  The decrease was also due to a $404,000 decrease in the average balance to $140.7 million for the three months ended June 30, 2026, from $141.1 million for the three months ended June 30, 2025.

Interest expense decreased $1.1 million, or 15.6%, from $6.8 million for the three months ended June 30, 2025 to $5.7 million for the three months ended June 30, 2026 due to lower averages balances of certificates of deposits and borrowings.  During the three months ended June 30, 2026, the use of hedges increased the interest expense on the FHLB advances and brokered deposits by $37,000. At June 30, 2026, cash flow hedges used to manage interest rate risk had a notional value of $67.5 million, while fair value hedges totaled $30.0 million in notional value.

Interest expense on interest-bearing deposits decreased $910,000, or 16.5%, to $4.6 million for the three months ended June 30, 2026 from $5.5 million for the three months ended June 30, 2025. The decrease was due to a 39 basis point decrease in the average cost of deposits to 3.28% for the three months ended June 30, 2026 from 3.67% for the three months ended June 30, 2025. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit was offset by an increase in the rate paid on savings accounts. Our rates on certificates of deposit decreased 44 basis points to 3.57% for the three months ended June 30, 2026 from 4.01% for the three months ended June 30, 2025 and the average balances of certificates of deposit decreased $59.8 million to $422.7 million for the three months ended June 30, 2026 from $482.5 million for the three months ended June 30, 2025. The average balance of NOW/money market accounts and savings accounts increased $8.2 million and $11.9 million for the three months ended June 30, 2026, respectively, compared to the three months ended June 30, 2025. \Interest expense on FHLB advances decreased $151,000, or 11.7%, from $1.3 million for the three months ended June 30, 2025 to $1.1 million for the three months ended June 30, 2026. The decrease was primarily due to a decrease in the average balance of $20.2 million to $110.0 million for the three months ended June 30, 2026 from $130.3 million for the three months ended June 30, 2025.  The decrease was offset by an increase in the average cost of borrowings of 18 basis points to 4.14% for the three months ended June 30, 2026 from 3.96% for the three months ended June 30, 2025 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $145,000, or 3.9%, to $3.8 million for the three months ended June 30, 2026 from $3.7 million for the three months ended June 30, 2025.  The increase reflected a 20 basis point increase in our net interest rate spread to 1.40% for the three months ended June 30, 2026 from 1.20% for the three months ended June 30, 2025. Our net interest margin increased 20 basis points to 1.94% for the three months ended June 30, 2026 from 1.74% for the three months ended June 30, 2025.

We recorded no provision for credit losses for the three months ended June 30, 2026 and June 30, 2025. The increase in non-performing loans were loans that were impaired with adequate collateral and required no additional provisions.

Non-interest income increased $329,000, or 99.2%, to $661,000 for the three months ended June 30, 2026 from $332,000 for the three months ended June 30, 2025 due to a $300,000 collection on an insurance claim from a previous year fraud loss.

For the three months ended June 30, 2026, non-interest expense decreased $200,000, or 5.2%, compared to the same period ended June 30, 2025. Salaries and employee benefits decreased $75,000, or 3.7%, due to lower headcount. FDIC insurance premiums decreased $18,000, or 16.9%, due to lower deposit balances in 2026. Data processing expense increased $13,000, or 4.3%, due to higher processing costs. Director fees decreased $44,000, or 25.9%, due to fewer members on the board. The increase in advertising expense of $23,000, or 140.6%, was due to increased promotions for branch locations and more promotions on deposit and loan products. Professional fees decreased $125,000, or 33.6%, due to lower legal costs in 2026.

Income tax expense increased $151,000 to an expense of $99,000 for the three months ended June 30, 2026 from a $53,000 benefit for the three months ended June 30, 2025. The increase was due to an increase of $674,000 in pre-tax income.

Comparison of Operating Results for the Six Months Ended June 30, 2026 and June 30, 2025

Net income increased $498,000 to $1.5 million for the six months ended June 30, 2026 from net income of $955,000 for the six months ended June 30, 2025. This increase was primarily due to an increase of $978,000 in net interest income and a decrease of $280,000 in non-interest expense, partially offset by a decrease of $239,000 in non-interest income, an increase of $130,000 in the provision for credit losses and an increase of $391,000 in income taxes.

Interest income decreased $1.4 million, or 6.3%, to $20.1 million for the six months ended June 30, 2026 compared to $21.4 million for the six months ended June 30, 2025.

Interest income on cash and cash equivalents decreased $141,000, or 38.0%, to $230,000 for the six months ended June 30, 2026 from $371,000 for the six months ended June 30, 2025 due to a $2.7 million decrease in the average balance to $10.6 million for the six months ended June 30, 2026 from $13.3 million for the six months ended June 30, 2025, reflecting a decrease in deposits and a reduction of borrowings.  This was also due to a 124 basis point decrease in the average yield from 5.58% for the six months ended June 30, 2025 to 4.34% for the six months ended June 30, 2026 resulting from the lower interest rate environment.

Interest income on loans decreased $1.4 million, or 8.2%, to $15.5 million for the six months ended June 30, 2026 compared to $16.9 million for the six months ended June 30, 2025, due primarily to a $57.3 million decrease in the average balance to $644.1 million for the six months ended June 30, 2026 from $701.4 million for the six months ended June 30, 2025.

Interest income on securities increased $344,000, or 9.1%, to $4.1 million for the six months ended June 30, 2026, from $3.8 million for the six months ended June 30, 2025, primarily due to a 34 basis point increase in the average yield from 5.28% for the six months ended June 30, 2025, to 5.62% for the six months ended June 30, 2026.  The increase was also due to a $3.6 million increase in the average balance to $146.8 million for the six months ended June 30, 2026, from $143.2 million for the six months ended June 30, 2025.

Interest expense decreased $2.3 million, or 16.5%, from $14.1 million for the six months ended June 30, 2025 to $11.8 million for the six months ended June 30, 2026 due to lower average balances of certificates of deposits and borrowings.  During the six months ended June 30, 2026, the use of hedges increased the interest expense on FHLB advances and brokered deposits by $21,000. At June 30, 2026, cash flow hedges used to manage interest rate risk had a notional value of $67.5 million, while fair value hedges totaled $30.0 million in notional value.

Interest expense on interest-bearing deposits decreased $1.7 million, or 14.9%, to $9.6 million for the six months ended June 30, 2026 from $11.3 million for the six months ended June 30, 2025. The decrease was due to a 42 basis point decrease in the average cost of deposits to 3.33% for the six months ended June 30, 2026 from 3.75% for the six months ended June 30, 2025. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit offset by an increase in the rate paid on transactional accounts. Our rates on certificates of deposit decreased 52 basis points to 3.61% for the six months ended June 30, 2026 from 4.13% for the six months ended June 30, 2025 and the average balances of certificates of deposit decreased $42.5 million to $440.9 million for the six months ended June 30, 2026 from $483.4 million for the six months ended June 30, 2025. The average balance of NOW/money market accounts and savings accounts increased $6.4 million and $10.6 million for the six months ended June 30, 2026, respectively, compared to the six months ended June 30, 2025.

Interest expense on FHLB advances decreased $647,000, or 22.7%, from $2.9 million for the six months ended June 30, 2025 to $2.2 million for the six months ended June 30, 2026. The decrease was primarily due to a decrease in the average balance of $40.5 million to $103.6 million for the six months ended June 30, 2026 from $144.1 million for the six months ended June 30, 2025.  The decrease was offset by an increase in the average cost of borrowings of 31 basis points to 4.30% for the six months ended June 30, 2026 from 3.99% for the six months ended June 30, 2025 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $978,000, or 13.4%, to $8.3 million for the six months ended June 30, 2026 from $7.3 million for the six months ended June 30, 2025.  The increase reflected a 34-basis point increase in our net interest rate spread to 1.49% for the six months ended June 30, 2026 from 1.15% for the six months ended June 30, 2025. Our net interest margin increased 36 basis points to 2.06% for the six months ended June 30, 2026 from 1.70% for the six months ended June 30, 2025.

We recorded a $50,000 provision for credit losses for the six months ended June 30, 2026 compared to an $80,000 recovery for credit losses for the six months ended June 30, 2025 due to higher delinquent commercial loan balances.

Non-interest income decreased $239,000, or 19.6%, to $982,000 for the six months ended June 30, 2026 from $1.2 million for the six months ended June 30, 2025 due to a death benefit received related to a former employee last year of $564,000, offset by $300,000 collection on an insurance claim during 2026 related to a previous year fraud loss.

For the six months ended June 30, 2026, non-interest expense decreased $280,000, or 3.6%, compared to the comparable June 30, 2025 period. Salaries and employee benefits decreased $103,000, or 2.5%, due to lower headcount. FDIC insurance premiums decreased $25,000, or 11.9%, due to lower deposit balances in 2026. Data processing expense decreased $32,000, or 5.1%, due to lower processing costs. Director fees decreased $65,000, or 19.7%, due to fewer members on the board. The decrease in advertising expense of $31,000, or 25.5%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Professional fees decreased $82,000, or 14.3%, due to lower legal costs in 2026 associated with a construction loan foreclosure. Occupancy and equipment increased $31,000, or 2.4%, due to higher snow removal costs in 2026.

Income tax expense increased $391,000 to an expense of $311,000 for the six months ended June 30, 2026 from an $81,000 benefit for the six months ended June 30, 2025. The increase was due to an increase of $1.4 million in pre-tax income.

Balance Sheet Analysis

Total assets were $875.0 million at June 30, 2026, representing a decrease of $30.0 million, or 3.3%, from $904.9 million at December 31, 2025.  Cash and cash equivalents decreased $5.7 million during the period primarily as excess funds from increased borrowings, security maturities and loan payments were used to offset deposits outflows. Net loans decreased $10.3 million, or 1.60%, due to $37.7 million in repayments, partially offset by new production of $27.3 million. This resulted in a $7.9 million decrease in residential loans, a $3.2 million decrease in construction loans and a decrease of $5.1 million of commercial loans, offset by a $6.6 million increase in multi-family loans.  Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities available for sale decreased $17.7 million or 11.2%, due to repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $1.1 million to $27.7 million, or 3.36% of total loans, at June 30, 2026, compared to $27.6 million at December 31, 2025. The balance of delinquent loans includes $14.5 million of commercial real estate loans associated with four large loans that have been either 30 or 60 days past due. The balance of delinquent loans also includes a $10.9 million construction that is in bankruptcy and has a 45% loan to value.   All delinquent loans are considered well-secured. During the six months ended June 30, 2026, non-performing assets increased from $13.1 million at December 31, 2025 to $25.9 million, which represented 2.96% of total assets at June 30, 2026. No loans were charged off during the six months ended June 30, 2026 or June 30, 2025. The Company’s allowance for credit losses related to loans was 0.40% of total loans and 9.95% of non-performing loans at June 30, 2026 compared to 0.39% of total loans and 19.38% of non-performing loans at December 31, 2025.  The Bank has limited exposure to commercial real estate loans secured by office space.

Total liabilities decreased $31.0 million, or 4.1%, to $733.0 million at June 30, 2026 from $764.0 million at December 31, 2025, mainly due to a $78.2 million decrease in deposits offset by an increase in borrowings. Total deposits decreased $78.2 million, or 12.0%, to $574.2 million at June 30, 2026 from $652.4 million at December 31, 2025. The decrease in deposits reflected a decrease in certificate of deposit accounts, which decreased by $91.4 million to $402.5 million at June 30, 2026 from $493.9 million at December 31, 2025. This decrease was offset by savings accounts which increased by $10.9 million from $54.6 million at December 31, 2025 to $65.4 million at June 30, 2026 an increase in NOW deposit accounts and money market accounts, which increased by $15,000 to $75.8 million, and by an increase in noninterest bearing demand accounts, which increased by $2.3 million from $28.2 million at December 31, 2025 to $30.5 million at June 30, 2026.  At June 30, 2026, brokered deposits were $98.9 million or 17.2% of deposits and municipal deposits were $41.3 million or 7.2% of deposits.  At June 30, 2026, uninsured deposits represented 10.4% of the Bank’s total deposits. FHLB advances increased $47.7 million, or 51.1%, due to the use of borrowings to offset deposit outflows.  Short-term borrowings increased $81.0 million, or 405.0%, to $101.0 million at June 30, 2026 from $20.0 million at December 31, 2025, while long-term borrowings decreased $33.3 million, or 45.4%, to $40.0 million at June 30, 2026 from $73.3 million at December 31, 2025.  Total borrowing capacity at the FHLB is $231.2 million of which $141.0 million has been advanced.

Total stockholders’ equity increased $1.1 million to $142.0 million at June 30, 2026 from December 31, 2025, primarily due to net income of $1.5 million and less changes in other comprehensive income of $378,000. At June 30, 2026, the Company’s ratio of average stockholders’ equity-to-total assets was 16.20%, compared to 14.88% at June 30, 2025.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from eight offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany, Point Pleasant and Teaneck, New Jersey.

Forward-Looking Statements

   This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the imposition of tariffs or other domestic or international governmental policies and trade restrictions and retaliatory measures impacting our borrowers and the broader economy, the impact of a potential federal government shutdown, debt ceiling impasses or fiscal uncertainty, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the current or anticipated impact of military conflict, terrorism or other geopolitical  events; risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors, the failure to maintain current technologies; failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	As of	As of
	June 30, 2026	December 31, 2025
Assets
Cash and due from banks	$7,500,397	$11,584,648
Interest-bearing deposits in other banks	22,396,729	24,013,947
Cash and cash equivalents	29,897,126	35,598,595

Securities available for sale, at fair value	140,411,551	158,064,631
Loans, net of allowance for credit losses of $2,579,949 and $2,529,949, respectively	637,312,833	647,645,607
Premises and equipment, net	4,458,385	4,399,202
FHLB stock and other restricted securities	7,513,600	5,403,900
Accrued interest receivable	3,889,180	4,261,410
Core deposit intangibles	87,934	107,604
Bank-owned life insurance	32,225,477	31,774,855
Right of use asset	10,557,850	10,265,125
Investment in limited partnership	3,963,163	2,413,320
Other assets	4,670,025	5,013,251
Total Assets	$874,987,124	$904,947,500
Liabilities and Equity
Non-interest bearing deposits	$30,478,615	$28,177,516
Interest bearing deposits	543,740,963	624,269,541
Total deposits	574,219,578	652,447,057

FHLB advances-short term	101,000,000	20,000,000
FHLB advances-long term	40,020,176	73,322,132
Advance payments by borrowers for taxes and insurance	2,027,965	2,591,007
Lease liabilities	10,782,407	10,434,759
Other liabilities	4,971,332	5,244,197
Total liabilities	733,021,458	764,039,152

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 12,770,973 issued and outstanding at June 30, 2026 and 12,925,572 at December 31, 2025	127,709	129,255
Additional paid-in capital	54,026,204	54,949,369
Retained earnings	93,550,894	92,097,426
Unearned ESOP shares (342,926 shares at June 30, 2026 and 356,188 shares at December 31, 2025)	(4,068,789)	(4,219,390)
Accumulated other comprehensive loss	(1,670,352)	(2,048,312)
Total stockholders’ equity	141,965,666	140,908,348
Total liabilities and stockholders’ equity	$874,987,124	$904,947,500

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Interest income
Loans, including fees	$7,522,862	$8,291,923	$15,510,465	$16,895,052
Securities	—
Taxable	1,855,996	1,943,360	4,117,414	3,773,754
Tax-exempt	2,888	2,894	5,777	5,789
Other interest-earning assets	207,404	266,987	443,991	754,158
Total interest income	9,589,150	10,505,164	20,077,647	21,428,753
Interest expense
Deposits	4,613,406	5,524,138	9,603,665	11,286,462
FHLB advances	1,136,032	1,286,421	2,207,779	2,854,448
Total interest expense	5,749,438	6,810,559	11,811,444	14,140,910
Net interest income	3,839,712	3,694,605	8,266,203	7,287,843
Provision (recovery) for credit losses	—	—	50,000	(80,000)
Net interest income after provision (recovery) for credit losses	3,839,712	3,694,605	8,216,203	7,367,843
Non-interest income
Fees and service charges	46,343	59,755	111,494	115,574
Gain on sale of loans	—	8,768	—	37,830
Bank-owned life insurance	228,330	228,392	450,622	990,623
Other	386,046	34,795	419,850	77,055
Total non-interest income	660,719	331,710	981,966	1,221,082
Non-interest expense
Salaries and employee benefits	1,984,689	2,059,942	4,037,535	4,140,141
Occupancy and equipment	640,405	640,444	1,342,762	1,311,913
FDIC insurance assessment	86,404	103,934	185,404	210,520
Data processing	318,138	305,034	588,853	620,731
Advertising	38,500	16,000	90,500	121,500
Director fees	126,631	170,812	265,262	330,256
Professional fees	247,166	372,364	489,447	571,094
Other	212,307	185,972	434,135	408,017
Total non-interest expense	3,654,240	3,854,502	7,433,898	7,714,172
Income before income taxes	846,191	171,813	1,764,271	874,753
Income tax expense (benefit)	98,669	(52,582)	310,803	(80,589)
Net income	$747,522	$224,395	$1,453,468	$955,342
Earnings per Share - basic	$0.06	$0.02	$0.12	$0.08
Earnings per Share - diluted	$0.06	$0.02	$0.12	$0.08
Weighted average shares outstanding - basic	12,492,325	12,635,990	12,598,741	12,642,744
Weighted average shares outstanding - diluted	12,507,536	12,641,179	12,609,946	12,644,701

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months		At or for the Six Months
	Ended June 30,		Ended June 30,
	2026	2025	2026	2025
Performance Ratios (1):
Return on average assets (2)	0.09%	0.02%	0.17%	0.1%
Return on average equity (3)	0.53%	0.16%	1.03%	0.1%
Interest rate spread (4)	1.4%	1.2%	1.49%	1.15%
Net interest margin (5)	1.94%	1.74%	2.06%	1.7%
Efficiency ratio (6)	81.2%	95.73%	80.38%	90.66%
Average interest-earning assets to average interest-bearing liabilities	118.1%	116.49%	117.83%	115.24%
Net loans to deposits	110.99%	110.34%	110.99%	110.34%
Average equity to average assets (7)	16.49%	15.02%	16.2%	14.88%
Capital Ratios:
Tier 1 capital to average assets			16.45%	15.32%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.4%	0.37%
Allowance for credit losses as a percent of non-performing loans			9.95%	18.69%
Net charge-offs to average outstanding loans during the period			0%	0%
Non-performing loans as a percent of total loans			4.05%	2%
Non-performing assets as a percent of total assets			2.96%	1.5%

(1)	Certain performance ratios for the three and six months ended June 30, 2026 and 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at June 30, 2026 and December 31, 2025:

	June 30,	December 31,
	2026	2025
	(unaudited)
Real estate:
Residential First Mortgage	$435,989,187	$443,894,498
Commercial Real Estate	116,887,887	121,960,681
Multi-Family Real Estate	65,539,077	58,944,579
Construction	18,867,564	22,046,399
Commercial and Industrial	2,494,250	3,211,338
Consumer	114,817	118,061
Total loans	639,892,782	650,175,556
Allowance for credit losses	(2,579,949)	(2,529,949)
Net loans	$637,312,833	$647,645,607

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At June 30,			At December 31,
	2026			2025
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Non-interest bearing demand accounts	$30,478,615	5.31%	—%	$28,177,516	4.32%	—%
NOW accounts	65,426,250	11.39%	2.85	65,532,122	10.04%	2.76
Money market accounts	10,365,455	1.81%	0.42	10,244,512	1.57%	0.44
Savings accounts	65,414,499	11.39%	2.66	54,558,439	8.36%	2.13
Certificates of deposit	402,534,759	70.1%	3.52	493,934,468	75.7%	3.75
Total	$574,219,578	100%	3.1%	$652,447,057	100%	3.3%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$9,862	$107	4.33%	$9,976	$106	4.26%
Loans	640,337	7,522	4.71%	697,792	8,292	4.77%
Securities	140,737	1,859	5.28%	141,141	1,946	5.52%
Other interest-earning assets	6,107	101	6.65%	7,085	161	9.09%
Total interest-earning assets	797,043	9,589	4.82%	855,994	10,505	4.92%

Non-interest-earning assets	63,828			65,094
Total assets	$860,871			$921,088
Liabilities and equity:
NOW and money market accounts	$81,501	$466	2.29%	$73,261	$447	2.44%
Savings accounts	60,620	386	2.55%	48,751	249	2.05%
Certificates of deposit (1)	422,701	3,761	3.57%	482,516	4,828	4.01%
Total interest-bearing deposits	564,822	4,613	3.28%	604,528	5,524	3.67%

FHLB advances (1)	110,045	1,136	4.14%	130,277	1,286	3.96%
Total interest-bearing liabilities	674,867	5,749	3.42%	734,805	6,810	3.72%
Non-interest-bearing deposits	31,404			32,076
Other non-interest-bearing liabilities	12,634			15,894
Total liabilities	718,905			782,775

Total equity	141,966			138,313
Total liabilities and equity	$860,871			$921,088
Net interest income		$3,840			$3,695
Interest rate spread (2)			1.40%			1.20%
Net interest margin (3)			1.94%			1.74%
Average interest-earning assets to average interest-bearing liabilities	118.10%			116.49%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended June 30, 2026 and 2025, the net effect on interest expense on the FHLB advances and certificates of deposit was an increased expense of $37,000 and a reduced expense of $186,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$10,584	$230	4.34%	$13,270	$371	5.58%
Loans	644,096	15,510	4.82%	701,423	16,895	4.82%
Securities	146,787	4,123	5.62%	143,199	3,779	5.28%
Other interest-earning assets	5,841	214	7.34%	7,692	384	9.97%
Total interest-earning assets	807,308	20,077	4.97%	865,584	21,429	4.95%
Non-interest-earning assets	65,807			61,323
Total assets	$873,115			$926,907
Liabilities and equity:
NOW and money market accounts	$82,728	$1,009	2.46%	$76,313	$904	2.39%
Savings accounts	57,882	703	2.45%	47,299	475	2.02%
Certificates of deposit (1)	440,920	7,892	3.61%	483,380	9,908	4.13%
Total interest-bearing deposits	581,530	9,604	3.33%	606,992	11,287	3.75%
FHLB advances (1)	103,589	2,207	4.30%	144,120	2,854	3.99%
Total interest-bearing liabilities	685,119	11,811	3.48%	751,112	14,141	3.80%
Non-interest-bearing deposits	29,917			32,425
Other non-interest-bearing liabilities	16,599			5,420
Total liabilities	731,635			788,957
Total equity	141,480			137,950
Total liabilities and equity	$873,115			$926,907
Net interest income		$8,266			$7,288
Interest rate spread (2)			1.49%			1.15%
Net interest margin (3)			2.06%			1.70%
Average interest-earning assets to average interest-bearing liabilities	117.83%			115.24%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the six months ended June 30, 2026 and 2025, the net effect on interest expense on the FHLB advances and certificates of deposit was an increased expense of $21,000 and a reduced expense of $363,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2026			Six Months Ended June 30, 2026
	Compared to			Compared to
	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$(5)	$6	$1	$(67)	$(74)	$(141)
Loans receivable	(668)	(102)	(770)	(1,385)	—	(1,385)
Securities	(5)	(82)	(87)	96	248	344
Other interest earning assets	(20)	(40)	(60)	(81)	(89)	(170)
Total interest-earning assets	(698)	(218)	(916)	(1,437)	85	(1,352)

Interest expense:
NOW and money market accounts	154	(135)	19	77	28	105
Savings accounts	68	69	137	117	111	228
Certificates of deposit	(566)	(501)	(1,067)	(828)	(1,188)	(2,016)
FHLB advances	(479)	329	(150)	(1,207)	560	(647)
Total interest-bearing liabilities	(822)	(239)	(1,061)	(1,842)	(488)	(2,330)
Net increase in net interest income	$124	$21	$145	$405	$573	$978

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110